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                                                                    Exhibit 5.01

Keebler Foods Company
677 Larch Avenue
Elmhurst, Illinois 60126


                 Re: 300,000 Shares of Common Stock, $0.01 par value, of Keebler Foods Company

Ladies or Gentlemen:

                 We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by Keebler Foods Company (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 300,000 shares of Common Stock, $0.01 par value (the "Shares"), of the Company which may be issued from time to time upon exercise of stock options or other awards granted to employees of the Company pursuant to the Nonemployee Director Stock Plan (the "Plan").

                 We are familiar with the proceedings to date with respect to the Plan and the proposed issuance and sale of the Shares and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

                 Based on the foregoing, we are of the opinion that the Shares will be, as and when acquired in accordance with the terms and conditions of the Plan, legally issued, fully paid and non-assessable under the Delaware General Corporation Law.

                 We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                                        Very truly yours,


                                        /s/ Winston & Strawn